Coupons.com Incorporated Reports Third Quarter 2014 Financial Results

Company Delivers 47% Revenue Growth Year over Year

Operating Leverage Continues to Improve as Platform Scales

Company Raises Full Year Guidance

MOUNTAIN VIEW, Calif., Nov. 4, 2014 /PRNewswire/ -- Coupons.com Incorporated (NYSE: COUP), a leader in digital coupons, today reported financial results for the quarter ended September 30, 2014.

Third Quarter 2014 Financial Highlights and Key Metrics

  Total revenue increased 47% to $58.5 million in Q3 2014, compared to $39.7 million in Q3 2013.
  Digital coupon transactions increased to 440 million, up 41% from Q3 2013.
  Adjusted EBITDA increased to $8.1M in Q3 2014, compared to $1.2 million in Q3 2013.
  In Q3 2014, GAAP net loss was $782,000, which included $6.5 million in stock-based compensation expense. GAAP net loss in Q3 2013 was $1.6 million.

"We are thrilled with the momentum we saw across all areas of our business in the third quarter," said Steven Boal, President and CEO of Coupons.com. "We continue to lead the market as the industry shifts from traditional paper coupons to digital. CPGs distribute approximately 315 billion coupons annually, with only 1% of that in the form of digital coupons. As the market leader, we are excited by the significant opportunity in front of us. Additionally, our Retailer iQ digital coupon platform is seeing tremendous momentum, demonstrating clear ROI for retailers, while leveraging point of sale data to personalize offers to individual shoppers."

Total revenue for the nine months ended September 30, 2014 was $161.8 million, compared to $115.3 million for the comparable period in 2013. GAAP net loss for the nine months ended September 30, 2014 was $21.7 million, which included $27.7 million in stock-based compensation expense. For comparison, GAAP net loss for nine months ended September 30, 2013 was $12.8 million, which included $3.6 million in stock-based compensation. Adjusted EBITDA for the first nine months of 2014 was $15.7 million, compared to a loss of $3.5 million for the first nine months of last year.

"We're pleased with our performance this quarter, delivering strong revenue growth of 47% over last year, while demonstrating significant Adjusted EBITDA margin expansion," said Mir Aamir, CFO and COO of Coupons.com. "We feel confident about the business and are excited about the leadership Coupons.com is providing in the digital coupon marketplace. While CPGs plan promotion budgets and digital coupon allocations on an annual basis, budget deployments may vary by quarter. As such, our growth trajectory should be looked at over multiple quarters. Our guidance for the back half of 2014 reflects a growth rate of approximately 32% over the same period last year."

Business Highlights

Shopper Adoption Building on Coupons.com Retailer iQ™ Platform: While still early, we are pleased with initial shopper adoption on Retailer iQ. Key highlights include:

  Retail partners seeing positive impact: Retailer iQ increases average basket size of shoppers by 50% when compared to shoppers not using Retailer iQ.
  The first few retailers to have launched Retailer iQ are now starting to market the program, further driving shopper adoption.
  Shopper transaction data is being used to personalize digital coupons, thereby driving greater engagement and transaction volume.
  Nearly 70% of the Retailer iQ platform usage is via mobile.

Media Business Leverages Breadth of Platform: This quarter our media business increased over 100% year over year. As our network expands and our platform grows, integrated media offerings have become even more valuable to our customers. We're expanding our media solutions to include Coupons.com Retailer iQ platform data, enabling us to serve more targeted web and mobile ads on retailer properties and across our publishing network.

Enhancing the Network: We recently gave our 30,000 publishing partners the ability to offer digital coupons for specialty retail stores and restaurants that shoppers can add to their credit cards for automatic savings at check-out. We also added features, such as geolocation notifications, to the Coupons.com app, that alert shoppers about coupons and savings nearby.

Business Outlook

As of today, Coupons.com is providing its outlook for the fourth quarter and full year 2014.

For the fourth quarter 2014, total revenue is expected to be in the range of $62 million to $64 million. Adjusted EBITDA is expected to be in the range of $6 million to $8 million.

For the full year 2014, total revenue is expected to be in the range of $224 million to $226 million, representing 33% to 35% growth over full year 2013. Adjusted EBITDA is expected to be in the range of $22 million to $24 million, compared to $1.7 million in 2013, reflecting significant margin expansion over last year.

Conference Call Information

Coupons.com President and CEO Steven Boal, and CFO and COO Mir Aamir will host a conference call and live webcast to discuss the Company's financial results and business outlook today at 5:00 p.m. EDT / 2:00 p.m. PDT. Questions that investors would like to see asked during the call should be sent to ir@couponsinc.com.

To access the call, please dial (877) 201-0168, or outside the U.S. (647) 788-4901, with Conference ID# 20001800 at least five minutes prior to the 2:00 p.m. PT start time. The live webcast and accompanying presentation can be accessed on the Investor Relations section of the company website at: http://investors.couponsinc.com. A replay of the webcast will be available on the website following the conference call.

Use of Non-GAAP Financial Measures

Coupons.com has presented Adjusted EBITDA in this press release because it is a key measure used by its management and board of directors to understand and evaluate its core operating performance and trends, to prepare and approve its annual budget, to develop short and long-term operational plans, and to determine bonus payouts. In particular, the Company believes that the exclusion of the expenses eliminated in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of its core business. Additionally, Adjusted EBITDA is a key financial measure used by the compensation committee of the board of directors in connection with the determination of compensation for its executive officers. Accordingly, Coupons.com believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating the Company's operating results in the same manner as its management and board of directors. Coupons.com defines Adjusted EBITDA as net loss adjusted for interest expense, other income (expense) – net, provision for income taxes, depreciation and amortization, stock-based compensation, and the change in fair value of contingent consideration.

Coupons.com's use of Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company's financial results as reported under GAAP. Some of these limitations are:

  Although depreciation and amortization are non-cash expenses, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect capital expenditure requirements for such replacements or for new capital expenditure requirements.
  Adjusted EBITDA does not reflect: (i) changes in, or cash requirements for, working capital needs; (ii) the potentially dilutive impact of stock-based compensation; (iii) the changes in fair value of contingent consideration; or (iv) tax payments that may represent a reduction in cash available to Coupons.com; and other companies, including companies in its industry, may calculate Adjusted EBITDA or similarly titled measures differently, which reduces its usefulness as a comparative measure.

These non-GAAP financial measures are not intended to be considered in isolation from, as substitutes for, or as superior to, the corresponding financial measures prepared in accordance with GAAP. Because of these and other limitations, Adjusted EBITDA should be considered along with other GAAP-based financial performance measures, including various cash flow metrics, net loss, and the Company's other GAAP financial results.

For a reconciliation of non-GAAP financial measures to the nearest comparable GAAP financial measures, see "Reconciliation of Net Loss to Adjusted EBITDA and Transaction Data" included in this press release.

Forward-Looking Statements

This release contains forward-looking statements based largely on Coupons.com's current expectations and projections about future events and financial trends affecting its business. Forward looking statements in this release include Coupons.com's current expectations with respect to revenues and Adjusted EBITDA for the fourth quarter of 2014 and for the full year 2014, the Company's expectations for the continued accelerating shift to the Coupons.com Retailer iQ digital platform, Coupons.com's expectations regarding implementing the Coupons.com Retailer iQ platform with other retailer partners, and Coupons.com's expectations regarding future growth. Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available to Coupons.com's management at the date of this release and its management's good faith belief as of such date with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, Coupons.com's financial performance, including its revenues, margins, costs, expenditures, growth rates and operating expenses, and its ability to generate positive cash flow and become profitable; the amount and timing of digital promotions by CPGs, which are affected by budget cycles, economic conditions and other factors; the Company's ability to adapt to changing market conditions; the Company's ability to retain and expand its business with existing CPGs and retailers; the Company's ability to maintain and expand the use by consumers of digital promotions on its platforms; the Company's ability to attract and retain third-party advertising agencies, performance marketing networks and other intermediaries; the Company's ability to effectively manage its growth; the effects of increased competition in the Company's markets and its ability to compete effectively; the Company's ability to effectively grow and train its sales team; the Company's ability to obtain new CPGs and retailers and to do so efficiently; the Company's ability to maintain, protect and enhance its brand and intellectual property; costs associated with defending intellectual property infringement and other claims; the Company's ability to successfully enter new markets; the Company's ability to develop and launch new services and features; the Company's ability to attract and retain qualified employees and key personnel; the Company's ability to successfully integrate acquired companies into its business and other factors identified in Coupons.com's filings with the Securities and Exchange Commission (the "SEC"), including its quarterly report on Form 10-Q filed with the SEC on August 7, 2014. Additional information will also be set forth in Coupons.com's future quarterly reports on Form 10-Q, annual reports on Form 10-K and other filings that the Company makes with the SEC. Coupons.com disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

About Coupons.com Incorporated

Coupons.com Incorporated (NYSE: COUP) is a leading digital promotion and media platform that connects brands, retailers and consumers. We distribute digital coupons and media through a variety of products, including: digital printable coupons, digital paperless coupons, coupon codes, and card linked offers. We operate Coupons.com Retailer iQ™, a mobile-first, real-time digital coupon platform that connects directly into a retailer's point-of-sale system and provides targeting and analytics for manufacturers and retailers. We also power digital coupon initiatives in online marketing campaigns -- including display and video advertising. Our distribution network includes our flagship site, Coupons.com, more than 30,000 third-party publishers, as well as our mobile applications, Coupons.com and Grocery iQ, and those of our many partners. Clients include hundreds of consumer packaged goods companies, such as Clorox, Procter & Gamble, General Mills and Kellogg's, as well as top retailers like CVS, H-E-B, Kroger, Safeway, Dollar General and Walgreens. Founded in 1998, Coupons.com is based in Mountain View, Calif., and is bringing the multi-billion dollar promotions industry into the digital world. Investors interested in learning more about the company can visit http://www.couponsinc.com.

Contact:
Investor Relations:
Stacie Clements
ir@couponsinc.com
650-605-4535

Media:
Paul Sloan
Coupons.com
press@couponsinc.com
650-396-8754

COUPONS.COM INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues	$ 58,544	$ 39,716	$ 161,760	$ 115,295
Costs and expenses:
Cost of revenues (1)	23,061	12,111	64,464	37,845
Sales and marketing (1)	19,047	14,504	56,179	43,574
Research and development (1)	11,351	9,519	38,599	30,123
General and administrative (1)	7,400	5,014	25,307	15,912
Change in fair value of contingent consideration	(2,806)	—	(2,806)	—
Total costs and expenses	58,053	41,148	181,743	127,454
Income (loss) from operations	491	(1,432)	(19,983)	(12,159)
Interest expense	(241)	(211)	(843)	(646)
Other income (expense), net	19	—	(88)	34
Income (loss) before income taxes	269	(1,643)	(20,914)	(12,771)
Provision for income taxes	1,051	—	807	—
Net loss	$ (782)	$ (1,643)	$ (21,721)	$ (12,771)

Net loss per share attributable to common stockholders, basic and diluted	$ (0.01)	$ (0.08)	$ (0.34)	$ (0.67)
Weighted-average number of common shares used in computing net loss per share attributable to common stockholders, basic and diluted	78,065	20,323	63,542	19,196

(1) The stock-based compensation expense included above was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Cost of revenues	$ 494	$ 81	$ 2,594	$ 252
Sales and marketing	1,498	304	6,899	1,008
Research and development	2,147	227	9,417	798
General and administrative	2,335	388	8,817	1,496
Total stock-based compensation	$ 6,474	$ 1,000	$ 27,727	$ 3,554

COUPONS.COM INCORPORATED
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA AND TRANSACTION DATA
(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net loss	$ (782)	$ (1,643)	$ (21,721)	$ (12,771)
Adjustments:
Interest expense	241	211	843	646
Other income (expense), net	(19)	—	88	(34)
Provision for income taxes	1,051	—	807	—
Depreciation and amortization	3,956	1,675	10,778	5,063
Stock-based compensation	6,474	1,000	27,727	3,554
Change in fair value of contingent consideration	(2,806)	—	(2,806)	—
Total adjustments	$ 8,897	$ 2,886	$ 37,437	$ 9,229

Adjusted EBITDA	$ 8,115	$ 1,243	$ 15,716	$ (3,542)

Transactions (2)	440,092	312,536	1,231,570	940,178

(2) A transaction is the distribution of a digital coupon through Coupons.com's platform that generates revenues. The Company presents transactions as it believes that its ability to increase the number of transactions using its platform is an important indicator of its ability to grow revenues.

COUPONS.COM INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	September 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$ 193,197	$ 38,972
Accounts receivable, net	47,601	42,185
Prefunded coupons cash deposits	996	920
Prepaid expenses and other current assets	3,565	3,100
Total current assets	245,359	85,177
Property and equipment, net	25,101	29,942
Intangible assets, net	11,645	1,813
Goodwill	28,501	9,887
Deferred tax assets	843	195
Other assets	9,283	7,222
Total assets	$ 320,732	$ 134,236
Liabilities, Redeemable Convertible Preferred Stock and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable	$ 5,894	$ 5,589
Accrued compensation and benefits	12,691	13,721
Other current liabilities	15,341	13,699
Prefunded coupons cash obligations	996	920
Deferred revenues	7,090	6,751
Debt obligations	7,500	7,500
Debt obligations, related party	—	15,577
Total current liabilities	49,512	63,757
Other non-current liabilities	4,087	1,046
Deferred rent	880	1,222
Deferred tax liabilities	1,894	195
Total liabilities	56,373	66,220

Redeemable convertible preferred stock	—	270,262
Stockholders' equity (deficit):
Preferred stock	—	—
Common stock	1	—
Additional paid-in capital	516,730	28,403
Treasury stock, at cost	(61,935)	(61,935)
Accumulated other comprehensive income (loss)	35	37
Accumulated deficit	(190,472)	(168,751)
Total stockholders' equity (deficit)	264,359	(202,246)
Total liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)	$ 320,732	$ 134,236

COUPONS.COM INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net loss	$ (21,721)	$ (12,771)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	10,778	5,063
Stock-based compensation	27,727	3,554
Accretion of debt discount	173	171
Loss on disposal of property and equipment	9	1
Provision for doubtful accounts	138	94
Deferred income taxes	807	—
Change in fair value of contingent consideration	(2,806)	—
Changes in operating assets and liabilities:
Accounts receivable	(5,390)	(2,248)
Prepaid expenses and other current assets	(4,653)	(2,381)
Accounts payable and other current liabilities	1,729	(2,262)
Accrued compensation and benefits	(1,068)	(1,982)
Deferred revenues	358	40
Other	(742)	449
Net cash provided by (used in) operating activities	5,339	(12,272)

Cash flows from investing activities:
Purchases of property and equipment	(6,621)	(12,442)
Acquisitions, net of cash acquired	(11,641)	—
Purchases of intangible assets	(37)	(11)
Net cash used in investing activities	(18,299)	(12,453)

Cash flows from financing activities:
Proceeds from issuance of common stock	4,083	1,666
Proceeds from initial public offering, net of offering costs	176,525	—
Exercise of warrant	1,610	498
Net borrowings under revolving line of credit	—	7,500
Repayment of debt obligations, related party	(15,000)	—
Principal payments on capital lease obligations	(43)	(28)
Other	—	(58)
Net cash provided by financing activities	167,175	9,578
Effect of exchange rates on cash and cash equivalents	10	1
Net increase (decrease) in cash and cash equivalents	154,225	(15,146)
Cash and cash equivalents at beginning of period	38,972	58,395
Cash and cash equivalents at end of period	$ 193,197	$ 43,249

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